Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES FINANCIAL AND OPERATIONAL RESULTS FOR THE 2007 4TH QUARTER AND FULL YEAR

For the full year 2007, Operating Cash Flow rose by 81%, Production was up 23%, and year-end Proved Reserves PV-10 value more than doubled compared with 2006

DENVER, COLORADO, March 17, 2008 /PRNewswire/ – Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the fourth quarter of 2007 and for the full-year 2007.  Highlights for the year included the following:

•                  Operating Cash Flow was $160.9 million, up 81% from $89.1 million for full-year 2006.

•                  Production was 7.1 million barrels of oil equivalent (MMboe) for the year or 19,535 barrels of oil equivalent per day (BOE/d), up 23% from 5.8 MMboe or 15,882 BOE/d for the full-year 2006.

•                  Proved Reserves were 99.9 MMboe as of December 31, 2007, up 14% from 87.9 MMboe at December 31, 2006.  PV-10 value increased 110% to $2.4 billion. Please see the end of this release for a definition of PV-10 value and a reconciliation to a standardized measure of future net cash flows.

•                  Reserve replacement was 19.1 MMboe or 269% of 2007 production, with all-in finding and development costs of $23.51 per BOE.

•                  Adjusted Earnings were $26.9 million, up 64% from $16.4 million for full-year 2006.  Adjusted Earnings adjusts net loss of $73.4 million in 2007 and net income of $24.0 million in 2006 for the non-cash effects of commodity and interest rate derivatives gains / losses in both years and a loss on early extinguishment of debt in 2007.

•                  Adjusted EBITDA was $211.9 million, up 45% from $146.1 million for 2006.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of Adjusted EBIDTA to net income.

For full-year 2007, Venoco reported a net loss of $73.4 million which, after adjusting for the effects of non-cash commodity derivative losses of $134.3 million ($82.3 million after-tax), unrealized interest rate derivative losses (non-cash) of $17.3 million ($10.6 million after-tax), and loss on extinguishment of debt of $12.1 million ($7.4 million after-tax) results in Adjusted Earnings of $26.9 million.

Production for the full-year 2007 was 7.1 MMboe, up 23% from 5.8 MMboe for full-year 2006.  Properties acquired in 2007 contributed approximately 27% of the 1.3 MMboe production increase with the balance, 73%, from organic growth.

The company’s net proved reserves were 99.9 MMBOE as of December 31, 2007, which represents an increase of 14% over year-end 2006 reserves of 87.9 MMBOE.  The 19.1 MMBOE increase in proved reserves replaced 269% of 2007 production.  All-in finding and development (F&D) costs for 2007 were approximately $23.51 per BOE, based on expenditures of $450 million including acquisitions.  Proved reserves PV-10 value increased by 110% to $2.4 billion pre-tax.

“2007 was an all around good year,” commented Tim Marquez, CEO.  “We saw substantial growth in production, reserves and cash flow per share in 2007. For 2008, we will remain focused on these metrics, while continuing to advance our longer term projects such as the South Ellwood lease extension, the Hastings Complex revitalization and new opportunities in the Sacramento basin hydraulic fracturing program.”

For the fourth quarter, Venoco reported a net loss of $60.4 million, which, after adjusting for the effects of non-cash commodity derivative losses of $95.3 million ($60.7 million after-tax) and unrealized interest rate derivative losses (non-cash) of $8.8 million ($5.9 million after-tax) results in Adjusted Earnings of $6.2 million.

Adjusted EBITDA for the fourth quarter was $54.6 million, up 45% over the fourth quarter 2006. Production in the fourth quarter averaged 20,100 BOE/d, up 11% from 18,147 BOE/d in the fourth quarter of 2006 and down 3% from the third quarter of 2007.

Capital Investments

Venoco’s 2007 capital expenditures for development and other spending on its properties (including amounts accrued at year end) was approximately $310.1 million, including approximately $245.5 million for drilling and rework activities, and $50.1 million for facilities. In addition, the company also spent $139.9 million for acquisitions in its core areas. Total costs incurred for the company’s E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized costs, and asset retirement obligations were $450.0 million for 2007.

In 2007 the company spent approximately $143 million or 46% of its development and other capital expenditures on its Sacramento Basin properties as the pace of drilling activity doubled over 2006 and continues at a steady pace in 2008.

“We have been very pleased with our Sacramento Basin drilling and expect to drill more than 100 wells in the Basin in 2008,” Mr. Marquez said.  “We have maintained a solid drilling inventory of proven and probable locations even after having drilled nearly 200 wells in the last two years, and we are making tremendous progress in delineating the upside in the basin.”

Approximately $63 million or 20% of the company’s capital expenditures were spent in Coastal California, focused on further infill development drilling and substantial facility upgrades to improve offshore processing and operating efficiency.

In Texas, the company spent approximately $95 million or 31% of its capital expenditures, with about $32 million for facilities, including those in the Hastings field to upgraded its fluid handling capacity.

“We have scaled our capital expenditures back from 2007 levels, but we expect to see growth in our main areas in 2008,” Mr. Marquez commented.

2008 Production

Venoco expects its capital expenditure program in 2008 will result in daily average net production for the year increasing to between 20,500 and 21,500 BOE/d, an increase of 5 to 10% in average daily net production compared to 2007.

“In the Hastings complex, we expect to see production increases in 2008 as a result of our facilities projects.  We completed the fluid handling facilities in late 2007, which nearly triples our fluid handling capacity to approximately 480,000 barrels of fluid per day.  With the water-injection capacity we are currently completing, we will be able to return additional wells to production in this prolific field.  We expect our efforts will not only benefit daily production rates, but will also prove up additional reserves in the complex in 2008,” said Mr. Marquez.

“We are also very encouraged by the preliminary results from our hydraulic fracturing program in the Willows and Grimes area of the Sacramento Basin,” Mr. Marquez continued.  “We need to see a lot more production history to understand how these wells will perform long-term after being fractured, but the initial production rates indicate we are reaching the thin-bedded, sand-lenses that make up the Forbes formation in these fields.”

The company has hydraulically fractured 15 wells to date in the Sacramento Basin, focused on the Forbes formation.  The initial results are encouraging and the company is on pace to frac 50 or more wells this year.

In addition to being able to apply hydraulic fracturing to the 100+ wells the company plans to drill in 2008 in the Willows and Grimes fields, it also has approximately 500 existing wells in the two fields.  The company believes the vast majority of these wells will be candidates for hydraulic fracturing in the future.

Expectations with respect to future production rates are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

Production Expenses and General & Administrative Costs

Venoco’s production expenses per BOE in 2007 were $16.74, an increase of 11% from $15.09 in 2006.  G&A expenses per BOE in 2007 were $4.46, a reduction of 9% from $4.88 in 2006.

Venoco expects production expenses to decrease on a BOE basis in 2008 as a whole due to reduced remedial activities in the Hastings complex and production volume increases from the Sacramento Basin, the West Montalvo and Manvel fields and the Hastings complex.  Excluding SFAS 123R charges, the company expects its 2008 G&A costs to be similar to full year 2007 costs on a per BOE basis.  Expectations with respect to future production and G&A costs are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

Conference Call and Webcast

The company will be hosting a conference call on Monday, March 17, 2008 at 9 a.m. Mountain (11 a.m. Eastern) to discuss the fourth quarter 2007 and full year 2007 results.  Those wanting to listen and participate in the Q & A portion, can do so by calling (866) 700-5192 and using conference code 43471209.

International participants can call (617) 213-8833 and use the same conference code.  A webcast will also be available by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  A replay of the conference call will be available for one week by calling (888) 286-8010 or, for International callers, (617) 801-6888, and using passcode 26656494.  A replay will also be available on the Venoco website for 30 days.

Annual Report

The company has filed an annual report on Form 10-K for 2007 that includes audited financial statements.  Interested parties may access the Form 10-K and the company’s other SEC filings through the company’s website.  Additionally, shareholders may receive a hard copy of the company’s complete audited financial statements free of charge.  Requests can be made via the company’s website or by email sent to investor@venocoinc.com or by calling the corporate office at (303) 626-8300.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates eighteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, capital expenditures, development projects, production and G&A expenses and all statements other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling activity, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely effect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company’s operations and financial performance is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended December 31,			Year to Date December 31,
	2006	2007	%Change	2006	2007	%Change
Production Volume:
Oil (MBbls)	933	1,021	9%	3,411	3,981	17%
Natural Gas (MMcf)	4,419	4,969	12%	14,314	18,895	32%
MBOE	1,670	1,849	11%	5,797	7,130	23%

Daily Average Production Volume:
Oil (Bbls/d)	10,141	11,098	9%	9,958	10,907	10%
Natural Gas (Mcf/d)	48,033	54,011	12%	44,346	51,767	17%
BOE/d (1)	18,147	20,100	11%	17,349	19,535	13%

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$48.65	$81.64	68%	$55.92	$64.06	15%

Realized hedging gain (loss)	(6.04)	(14.10)	133%	(8.38)	(4.35)	-48%
Net realized price	$42.61	$67.54	59%	$47.54	$59.71	26%

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$5.83	$6.74	16%	$6.04	$6.61	9%
Realized hedging gain (loss)	0.44	0.16	-64%	0.36	0.23	-36%
Net realized price	$6.27	$6.90	10%	$6.40	$6.83	7%

Average Sale Price per BOE (2)	$41.85	$55.45	32%	$44.13	$50.24	14%

Expense per BOE:
Production expenses (3)	$14.93	$21.58	45%	$15.09	$16.74	11%
Transportation expenses	0.77	0.88	14%	0.61	0.85	39%
Depreciation, depletion and amortization	12.82	15.84	24%	10.91	13.86	27%
General and administrative	5.24	3.85	-27%	4.89	4.46	-9%
Interest expense, net	8.79	8.39	-5%	8.42	8.43	0%

(1)  2006 average daily production volumes shown represent second, third and fourth quarter 2006 production from the TexCal properties divided by 275 days, plus production from other Venoco properties for the full year divided by 365 days. Using actual total production volume for 2006 (5.8 MMboe) divided by 365 days yields 15,882 BOE/d.

(2)  Average Sale Price is based upon oil and natural gas sales, net of inventory changes, realized commodity derivative losses and amortization of derivative premiums, divided by sales volumes.

(3)  Production expenses are comprised of oil and natural gas production expenses and production taxes.

FOURTH QUARTER 2007 AND 2006

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

($ in thousands)

	Quarter Ended December 31,		Year to Date December 31,
	2006	2007	2006	2007

REVENUES:
Oil and natural gas sales	$71,544	$116,451	$274,813	$377,871
Commodity derivative gains (losses), net	3,986	(108,932)	(2,365)	(147,366)
Other	761	776	5,470	3,355
Total revenues	76,291	8,295	277,918	233,860
EXPENSES:
Oil and natural gas production	24,938	39,902	87,505	119,321
Transportation expense	1,294	1,636	3,533	6,061
Depletion, depreciation and amortization	21,412	29,280	63,259	98,814
Accretion of asset retirement obligation	774	1,402	2,542	3,914
General and administrative	8,751	7,112	28,317	31,770
Total expenses	57,169	79,332	185,156	259,880
Income from operations	19,122	(71,037)	92,762	(26,020)
FINANCING COSTS AND OTHER:
Interest, net	14,674	15,520	48,795	60,115
Amortization of deferred loan costs	1,206	986	3,776	4,197
Interest rate derivative (gains) losses, net	(589)	8,622	590	17,177
Loss on extinguishment of debt	—	—	—	12,063
Total financing costs and other	15,291	25,128	53,161	93,552
Income (loss) before taxes and minority interests	3,831	(96,165)	39,601	(119,572)
Income tax provision (benefit)	1,550	(35,800)	15,650	(46,200)
Net income (loss)	$2,281	$(60,365)	$23,951	$(73,372)

DECEMBER 31, 2006 AND 2007

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED

($ in thousands)

	12/31/06	12/31/07

ASSETS
Cash and cash equivalents	$8,364	$9,735
Accounts receivable	48,042	55,597
Inventories	3,211	10,377
Prepaid expenses and other current assets	7,226	4,391
Income tax receivable	8,098	6,725
Deferred income taxes	879	21,967
Commodity derivatives	10,348	7,780
Total current assets	86,168	116,572

Net property, plant and equipment	774,253	1,131,032

Total other assets	32,772	17,881
TOTAL ASSETS	$893,193	$1,265,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$53,406	$82,094
Undistributed revenue payable	15,596	11,298
Accrued interest	5,295	6,839
Deferred income taxes	—	—
Current maturities of long-term debt	3,557	3,449
Commodity and interest derivatives	8,907	68,756
Total current liabilities	86,761	172,436
LONG-TERM DEBT	529,616	691,896
DEFERRED INCOME TAXES	40,424	16,607
COMMODITY AND INTEREST DERIVATIVES	7,092	87,224
ASSET RETIREMENT OBLIGATIONS	38,984	51,720
OTHER LONG TERM LIABILITIES	—	—
Total liabilities	702,877	1,019,883

Total stockholders’ equity	190,316	245,602
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,193	$1,265,485

GAAP RECONCILIATIONS

In addition to net income determined in accordance with GAAP, we have provided Adjusted Earnings, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. A reconciliation between GAAP net income and Adjusted Earnings is provided in the paragraph on page two of this release in which the non-GAAP measure is presented. Adjusted Earnings should not be considered a substitute for net income as reported in accordance with GAAP.

We use Adjusted EBITDA, as defined below, as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We define Adjusted EBITDA as net income (loss) before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, (vi) the cumulative effect of change in accounting principle, (vii) pre-tax unrealized gains and losses on derivative instruments, (viii) non-cash expenses relating to the amortization of derivative premiums and (ix) non-cash expenses relating to share-based payments under FAS 123R. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted EBITDA amounts shown are comparable to Adjusted EBITDA or similarly named measures disclosed by other companies. In evaluating Adjusted EBITDA, you should be aware that it excludes expenses that we will incur in the future on a recurring basis.  We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only on a supplemental basis.

UNAUDITED

($ in thousands)

	Quarter Ended December 31,		Year to Date December 31,
	2006	2007	2006	2007

Adjusted EBITDA Reconciliations:
Net income	$2,281	$(60,365)	$23,951	$(73,372)
Interest, net	14,674	15,520	48,795	60,115
Income taxes	1,550	(35,800)	15,650	(46,200)
DD&A	21,412	29,280	63,259	98,814
Amortization of deferred loan costs	1,206	986	3,776	4,197
Loss on extinguishment of debt	—	—	—	12,063
Pre-tax share-based payments	1,205	800	3,050	4,680
Amortization of derivative premiums	3,541	3,986	8,181	11,546
Pre-tax unrealized commodity derivative (gains) losses	(7,666)	91,350	(21,079)	122,778
Pre-tax unrealized interest rate derivative (gains) losses	(550)	8,815	495	17,312
Adjusted EBITDA	$37,653	$54,572	$146,078	$211,933

The present value of future net cash flows (PV-10 value) is a non-GAAP measure because it excludes income tax effects. Management believes that before-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company’s unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 value based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using prices and costs as of the date of estimate without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%.

The following table reconciles the standardized measure of future net cash flows to PV-10 value (in thousands):

	December 31,
	2006	2007
Standardized measure of discounted future net cash flows	$819,302	$1,655,641
Add: Present value of future income tax discounted at 10%	301,774	703,674
PV-10 value	$1,121,076	$2,359,315

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